SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
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                          AMENDMENT NO. 5 TO FORM SB-2
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933

                                SearchHelp, Inc.
                ------------------------------------------------
                 (Name of Small Business Issuer in Its Charter)

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        Delaware                            7380                   11-3621755
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 (State of Jurisdiction of      (Primary Standard Industrial  (I.R.S. Employer
Incorporation or Organization)  Classification Code Number)  Identification No.)

                     1055 Stewart Avenue, Bethpage, NY 11714
       ------------------------------------------------------------------
          (Address and Telephone Number of Principal Executive Offices)

                     1055 Stewart Avenue, Bethpage, NY 11714
                -----------------------------------------------
                    (Address of Principal Place of Business)

                    William Bozsnyak, Chief Executive Officer
                                SearchHelp, Inc.
                     1055 Stewart Avenue, Bethpage, NY 11714
                                 (516) 922-4765
        ----------------------------------------------------------------
            (Name, Address and Telephone Number of Agent for Service)

                                   Copies to:

                             Stephen Rosenberg, Esq.
                            Ralph A. Siciliano, Esq.
                  Tannenbaum Helpern Syracuse & Hirschtritt LLP
                          900 Third Avenue, 13th Floor
                               New York, NY 10022
                              Phone: (212) 508-6700
                            Facsimile: (212) 371-1084

                           Placement Agent's Attorney
                              James Schneider, Esq.
                               Adorno & Yoss, P.A.
                       350 Las Olas Boulevard, Suite 1700
                            Ft. Lauderdale, FL 33301
                              Phone: (954) 763-1200
                            Facsimile: (954) 766-7800

     Approximate date of  commencement of proposed sale to the public:
                                                                      ----------

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [x]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]
                                                ----------

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]
                         ----------

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, checking the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]
                         ----------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.[ ]
                           ----------

                         CALCULATION OF REGISTRATION FEE

=======================================================================================================================
                                                                                   Proposed Maximum       Amount Of
      Title Of Each Class Of         Dollar Amount         Proposed Maximum            Aggregate        Registration
 Securities To Be Registered (1)    To Be Registered   Offering Price Per Unit      Offering Price         Fee(3)
-----------------------------------------------------------------------------------------------------------------------
              Units                    $4,000,000           $.50 per Unit             $4,000,000             --
-----------------------------------------------------------------------------------------------------------------------
          Common Stock,
         $.0001 par value              $3,840,000           $.48 per Share            $3,840,000           $368(3)
-----------------------------------------------------------------------------------------------------------------------
 Common Stock class A redeemable
           warrants (2)                 $80,000            $.01 per Warrant             $80,000              --
-----------------------------------------------------------------------------------------------------------------------
          Common Stock,
  $.0001 par value, Issuable on
  Exercise of class A redeemable       $6,000,000           $.75 per Share            $6,000,000           $552(3)
             warrants
-----------------------------------------------------------------------------------------------------------------------
 Common Stock class B redeemable
           warrants (2)                 $80,000            $.01 per Warrant             $80,000              --
-----------------------------------------------------------------------------------------------------------------------
          Common Stock,
  $.0001 par value, Issuable on
  Exercise of class B redeemable      $14,000,000          $1.75 per Share            $14,000,000         $1,288(3)
             warrants
=======================================================================================================================

(1) This registration statement also covers an indeterminate number of shares of SearchHelp, Inc.'s common stock, par value $.0001 per share, that may be issuable by reason of stock splits, stock dividends or other adjustment provisions of the respective warrants in accordance with Rule 416 under the Securities Act of 1933, as amended.

(2)  Included in units for the purpose of calculating the registration fee.

(3)  These fees have previously been paid.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

               PART II. INFORMATION NOT REQUIRED IN THE PROSPECTUS


ITEM 24:  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Our Certificate of Incorporation (the "Certificate") provides that, except to the extent prohibited by the Delaware General Corporation Law, as amended (the "DGCL"), the Registrant's directors shall not be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as directors of the Registrant. Under the DGCL, the directors have a fiduciary duty to the Registrant which is not eliminated by this provision of the Certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under the DGCL for breach of the director's duty of loyalty to the Registrant, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by the DGCL. This provision also does not affect the directors' responsibilities under any other laws, such as the Federal securities laws or state or Federal environmental laws. The Registrant has applied for liability insurance for its officers and directors.

     Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's bylaws, any agreement, a vote of stockholders or otherwise. The Certificate eliminates the personal liability of directors to the fullest extent permitted by Section 102(b)(7) of the DGCL and provides that the Registrant may fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

     At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the Certificate. The Registrant is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

ITEM 25:  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         Exclusive of the placement compensation, our estimated expenses in connection with the issuance and distribution of the securities being registered are:

         Securities and exchange commission filing fee                 $   2,208
         Accounting fees and expenses                                  $  40,000
         Legal fees and expenses                                       $ 100,000
         Placement agent legal fees paid by issuer                     $  20,000
         Transfer agent and escrow agent fees                          $  20,000
         Printing, mailing and engraving expenses                      $  40,000
         Blue Sky and NASD filings  expenses                           $  20,000
         Miscellaneous                                                 $  57,792
                                                                       ---------
                  Total                                                 $300,000

ITEM 26:  RECENT SALES OF UNREGISTERED SECURITIES.

     Pursuant to board action on September 5, 2000, the registrant issued an aggregate of 14,400,000 shares of common stock in the past three years (a total of 33 persons, 23 of whom were accredited). Such shares were issued in three categories as follows: (i) 6,660,000 shares of common stock priced at $.001 per share, in a private placement to principals of SearchHelp and their designees, and certain other persons for a total of $6,950, (ii) 6,616,910 shares of common stock to the shareholders of SH Networks.com, Inc. (SHN) in connection with the merger of SHN into SearchHelp on September 5, 2001, and (iii) 1,123,090 shares of common stock to certain creditors of SHN in exchange for $104,075 of indebtedness owed to them. The following are the ten non-accredited investors who acquired shares in these issuances: Debbie Seaman, Judy Sweeney, Martin R. Cantor, Jason Paul Butler, Benjamin Kolts, Lila Roberts, Shellie Wright, Jesse Andrews, Jake Andrews and Colton Quade. On November 26, 2001, we issued 500,000 of our common shares to Lifetyme, Inc. pursuant to an Internet Advertising
Agreement for $500 in cash which was the then fair market value of the securities. No placement agent was involved and no commissions were earned or paid. The shares were issued as they were paid for in reliance of the exemption from registration provided by Section 4(2) of the Securities Act of 1933 and Rule 506 promulgated thereunder, since all of the stockholders of Lifetyme, Inc. were accredited and the offering was conducted as a private offering. On September 5, 2000, we issued 100,000 of our common shares to our securities counsel as payment for $9,000 in legal fees for structuring and consultative services. Between December 1, 2001 and February 14, 2002 promissory notes were issued to 13 accredited investors at $25,000 each for a total of $325,000. Robert M. Cohen & Co., Inc. was the placement agent and received commissions totaling $32,500. If we do not pay back the note holders in full within 60 days of issuance (and we have not), the note holders may purchase up to 5,000 shares per month of our common stock at $.01 per share for each additional month the note remains unpaid. As of December 1, 2002, 130,000 shares have been purchased by the note holders. Additionally, there will be approximately 565,000 shares of common stock issuable to our note holders since their notes are not going to be paid in full as of the effective date of this prospectus. If the notes are not repaid before December 31, 2002, there will be approximately 630,000 shares of common stock issuable to our note holders. The shares purchased and to be purchased by the noteholders are and will be issued in reliance of the exemption from registration provided by Section 4(2) of the Securities Act of 1933 and Rule 506 promulgated thereunder, since all of the note holders are accredited and the offering was conducted as a private offering.

ITEM 27: INDEX TO EXHIBITS

                  (1) (a) Form of Placement Agreement(2)
                      (b) Form of Placement Agent's Warrant(2)
                      (c) Form Placement Agent Registration Rights Agreement (2)
                  (2) (a) Articles of Incorporation, as amended(2)
                      (b) By Laws(2)
                  (3) (a) Form of Common Stock Purchase Class A redeemable
                      Warrant, exercise price $.75(2) (b) Form of Common Stock
                      Purchase Class B redeemable Warrant, exercise price
                      $1.75(2)
                      (c) Form of Stock Certificate(2)
                  (4) Form Subscription Agreement(2)
                  (6) (a) William Bozsnyak Employment Agreement(2)
                      (b) Debbie Seaman Employment Agreement(2)
                      (c) Agreement of Lease(2)
                      (d) Extension of Agreement of Lease(2)
                      (e) Internet Advertising Agreement(2)
                      (f) Software Development with Benjamin Kolts (2)
                      (g) Agreement with Acxiom Corporation(2)
                      (h) Teaming Agreement(2)
                      (i) Specimen Promissory Note for Loan with Equity(2)
                      (j) Specimen Promissory Note for Loan without Equity(2)
                      (k) Form Lock-Up Agreement(2)
                      (l) Form Escrow Agreement(2)
                      (m) Warrant Agreement(2)
                      (n) Agreement with Protect-a-Child America(2)
                      (o) Agreement with Edocusign, Inc. (2)
                      (p) Agreement with Twiz Studios, Inc. (2)
                      (q) Consulting Agreement with Oyster Bay East Norwich School District (2)
                  (10)(a) Consent of Weinick Sanders Leventhal & Co., LLP(1)
                      (b) Consent of Tannenbaum Helpern Syracuse & Hirschtritt LLP (included in Exhibit 11)(2)
                  (11)Opinion re: Legality(2)

----------------
(1)      Filed herein
(2)      Filed previously

ITEM 28:  UNDERTAKINGS

A.       Registrant hereby undertakes:

          a. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (1) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (2) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (3) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          b. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          c.   To  remove  from   registration  by  means  of  a  post-effective
               amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The small business issuer will provide to the placement agent at the closing specified in the placement agent agreement certificates in such denominations and registered in such names as required by the placement agent to permit prompt delivery to each purchaser.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for the filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Bethpage, state of New York, on January 21, 2003.

                                         SearchHelp, Inc.


                                         By:       /s/ William Bozsnyak
                                            ------------------------------------
                                         Name:     William Bozsnyak
                                         Title:    Chief Executive Officer,
                                                   Chief Financial Officer,
                                                   Vice President,
                                                   Treasurer and Director


         This offering statement has been signed by the following persons in the capacities and on the dates indicated.



By:       /s/Debbie Seaman                           Date:  January 21, 2003
   -----------------------                                  ----------------
Name:  Debbie Seaman
Title: President, Secretary, Director

By:       /s/ Joel San Antonio                       Date:  January 21, 2003
   ---------------------------                              ----------------
Name:  Joel San Antonio
Title: Director

By:       /s/ Joseph Carrizzo                        Date:  January 21, 2003
   --------------------------                              -----------------
Name:  Joseph Carrizzo
Title: Director